Exhibit 4.1

SECOND FORBEARANCE AGREEMENT AND AMENDMENT

This SECOND FORBEARANCE AGREEMENT AND AMENDMENT ("Agreement") is dated as of April 18, 2013, and effective as of February 15, 2013, and is entered into by and among Global Axcess Corp. a Nevada corporation ("Global Axcess"), Nationwide Money Services Inc., a Nevada corporation ("NMS"), Nationwide Ntertainment Services, Inc., a Nevada corporation ("NNS"), and EFT Integration, Inc., a Florida corporation ("EFT"; together with Global Axcess, NMS and NNS collectively, the "Borrowers" and each individually a "Borrower"), Insta Video, Inc., a Nevada corporation, in its capacity as a Guarantor, Fifth Third Bank ("Lender") and Fifth Third Equipment Finance Company (f/k/a The Fifth Third Leasing Company) ("Lessor"; together with Lender, the "Fifth Third Parties").

WHEREAS, Borrowers and Lender are parties to (i) that certain Loan and Security Agreement dated June 18, 2010 (as amended, supplemented or otherwise modified from time to time, the "Initial Loan Agreement"), (ii) that certain Global Axcess 2011 Loan and Security Agreement dated September 28, 2011 (as amended, supplemented or otherwise modified from time to time, the "2011-A Loan Agreement"), (iii) that certain Global Axcess 2011-B Loan and Security Agreement dated November 23, 2011 (as amended, supplemented or otherwise modified from time to time, the "2011-B Loan Agreement"), and (iv) that certain Global Axcess 2011-C Loan and Security Agreement dated on or about December 29, 2011, by and among Borrowers and Lender (as amended, supplemented or otherwise modified from time to time, the "2011-C Loan Agreement"; together with the Initial Loan Agreement, the 2011-A Loan Agreement, and the 2011-B Loan Agreement, collectively, the "Loan Agreements");

WHEREAS, Global Axcess, NMS and NNS (collectively, the "Lessees" and each individually a "Lessee") and Lessor are parties to (i) that certain Master Equipment Lease Agreement dated June 18, 2010 (as amended, supplemented or otherwise modified from time to time, the "Master Lease Agreement"), (ii) Equipment Schedule No. 001 dated March 21, 2011, (iii) Equipment Schedule No. 002 dated November 21, 2011, (iv) Equipment Schedule No. 003 dated February 10, 2012, (v) Equipment Schedule No. 004 dated February 10, 2012, (vi) Equipment Schedule No. 005 dated February 10, 2012, (vii) Equipment Schedule No. 006 dated February 10, 2012, (viii) that certain Interim Funding Schedule No. 001, and (ix) that certain Interim Funding Schedule No. 002 dated January 19, 2012 (the Master Lease Agreement, together with the other lease agreements and schedules referenced in clauses (ii)-(ix) above and any other lease agreements and/or schedules executed in connection therewith, in each case as amended, supplemented or otherwise modified from time to time, are collectively referred to herein as the "Lease Agreements");

WHEREAS, (a) EFT (in such capacity, a "Guarantor") executed that certain Continuing Guaranty dated as of June 18, 2010 (the "EFT Guaranty") in favor of the Fifth Third Parties and others constituting the "Beneficiary" (as defined in the Guaranty), pursuant to which EFT guaranteed all "Obligations" (as defined in the EFT Guaranty) in favor of the Fifth Third Parties and such others that constitute the Beneficiary; and (b) Insta Video, Inc., a Nevada corporation ("Insta Video"; together with EFT, the "Guarantors"; the Guarantors together with the Borrowers are hereinafter collectively referred to as the "Loan Parties" and each individually as a "Loan Party") executed that certain Guaranty dated as of October 5, 2012 (the "Insta Video Guaranty"; together with the EFT Guaranty, the "Guarantees"), pursuant to which Insta Video guaranteed the "Guaranteed Obligations" (as defined in the Insta Video Guaranty);

WHEREAS, as of the date hereof, Borrowers are in default under the Loan Agreements and the Lease Agreements as more particularly described below;

WHEREAS, the circumstances described herein constitute multiple Events of Default under the Loan Agreements, the Lease Agreements and the other Loan Documents;

WHEREAS, Borrowers have requested that the Fifth Third Parties forbear from exercising their rights as a result of such Events of Default, which are continuing, notwithstanding such Events of Default; and

WHEREAS, the Fifth Third Parties are willing to agree to forbear from exercising certain of their rights and remedies solely for the period and on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreements, the Lease Agreements and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used in this Agreement, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreements. The following terms, however shall have the respective meanings given to them below:

"Existing Defaults" shall mean the Events of Default more particularly identified on Exhibit A hereto.

"Second Forbearance Period" means the period commencing on the date hereof and ending on the date which is the earliest of (i) May 7, 2013, (ii) at Lender's election, the occurrence or existence of any Event of Default, other than the Existing Defaults, or (iii) the occurrence of any Termination Event.

"Termination Event" means the initiation of any action by any Borrower or any Releasing Party (as defined below) to invalidate or limit the enforceability of any of the acknowledgments set forth in Section 2, the release set forth in Section8(i) or the covenant not to sue set forth in Section8(j).

2. Acknowledgements.

(a) Acknowledgment of Obligations. Loan Parties hereby acknowledge, confirm and agree that, as of the close of business on April 10, 2013, (i)  Borrowers are indebted to Lender in respect of the Loans under the Initial Loan Agreement in the aggregate principal amount of not less than $3,130,005.47 with respect to the Loans (other than Revolving Loans) and $1,500,000 with respect to the Revolving Loans, (ii) Borrowers are indebted to Lender in respect of the Loans under the 2011-A Loan Agreement in the aggregate principal amount of not less than $517,042.79, (iii) Borrowers are indebted to Lender in respect of the Loans under the 2011-B Loan Agreement in the aggregate principal amount of not less than $916,416.11, (iv) Borrowers are indebted to Lender in respect of the Loans under the 2011-C Loan Agreement in the aggregate principal amount of not less than $85,869.06, (v) Lessees are indebted to Lessor in respect of the Rent (as defined in the Master Lease Agreement) under the Lease Agreements in the aggregate principal amount of not less than $7,402,671.21, and (vi) as of April 10, 2013, the mark-to-market with respect to the Rate Management Obligations was an aggregate amount of not less than $420,830.00. Loan Parties hereby acknowledge, confirm and agree that all such obligations, together with interest accrued and accruing thereon (including, without limitation, interest at the Default Rate), and all fees (including, without limitation, late fees), costs, expenses and other charges now or hereafter payable by Loan Parties to Lender or Lessor, as applicable, under the Loan Documents or Lease Agreements, as applicable (collectively, "Aggregate Obligations") are unconditionally owing by Loan Parties to Lender or Lessor, as applicable, without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgement of Certain Fees. The Loan Parties acknowledge and agree that they are jointly and severally liable for the following fees: (i) the Amendment Fee in the aggregate amount of $150,000 set forth in Section 5(a) of that certain Amendment dated September 28, 2012 (the "September Amendment") and (ii) the $100,000 Waiver and Amendment Fee set forth in Section 5(a) of that certain Waiver and Amendment to Global Axcess Loan and Security Agreements dated August 13, 2012 (the "August Amendment"). The Loan Parties acknowledge and agree that such fees have been fully earned and shall be due and payable to Lender on the earliest to occur of (y) the expiration or termination of the Second Forbearance Period, or (z) such other date that all other amounts of Obligations are to be paid in full.

(c) Acknowledgment of Security Interests. Loan Parties hereby acknowledge, confirm and agree that the Fifth Third Parties have and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Collateral heretofore granted to Lender and/or Lessor pursuant to the Loan Agreements, the Lease Agreements and the other Loan Documents or otherwise granted to or held by Lender and Lessor.

(d) Acknowledgement and Reaffirmation of Guarantees. Guarantors hereby acknowledge, confirm and agree that: (i) nothing contained in the Agreement shall modify in any respect whatsoever any Loan Agreement, Lease Agreement or other Loan Document to which such Guarantor is a party, except as expressly set forth herein and (ii) such Guarantor is and shall remain liable under its respective Guaranty for the full payment and performance of the Aggregate Obligations owed to any of the Fifth Third Parties from time to time, which obligations under such Guarantees are unconditional and not subject to any defense, setoff, counterclaim or other adverse claim.

(e) Binding Effect of Documents. Each Loan Party hereby acknowledges, confirms and agrees that: (i) each of the Loan Agreements, Lease Agreements and the other Loan Documents to which it is a party has been duly executed and delivered to Lender or Lessor, as applicable, by such Loan Party, as applicable, and each is and shall remain in full force and effect as of the date hereof except as modified pursuant hereto, (ii) the agreements and obligations of Loan Parties contained in such documents and in this Agreement constitute the legal, valid and binding Aggregate Obligations of Loan Parties, enforceable against them in accordance with their respective terms, and Loan Parties have no valid defense to the enforcement of such Aggregate Obligations, and (iii) the Fifth Third Parties are and shall be entitled to the rights, remedies and benefits provided for under the Loan Agreements, the Lease Agreements, the other Loan Documents and applicable law.

(f) Acknowledgment Regarding No Future Loans. Loan Parties acknowledge and agree that, except as set forth in the Initial Loan Agreement (as amended hereby), the Fifth Third Parties shall have no obligation under any Loan Agreement, Lease Agreement or other Loan Document to advance or fund any Loans or any other amounts at any time, and that any commitments that may remain outstanding under any Loan Agreement, Lease Agreement or other Loan Document as of the date hereof are hereby terminated.

3. Forbearance in Respect of Existing Defaults

(a) Acknowledgment of Default. Each Loan Party hereby acknowledges and agrees that the Existing Defaults have occurred and are continuing, each of which constitutes an Event of Default and entitles the Fifth Third Parties to exercise their respective rights and remedies under the Loan Agreements, the Lease Agreements, and the other Loan Documents, applicable law or otherwise. Each Loan Party represents and warrants that as of the date hereof, no Events of Default exist other than the Existing Defaults. Each Loan Party hereby acknowledges and agrees that the Fifth Third Parties have the exercisable right to declare the Aggregate Obligations to be immediately due and payable under the terms of the Loan Agreements, the Lease Agreements and the other Loan Documents, as applicable.

(b) Forbearance. In reliance upon the representations, warranties and covenants of the Loan Parties contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, the Fifth Third Parties agree to forbear during the Second Forbearance Period from exercising their rights and remedies under the Loan Agreements, the Lease Agreements and the other Loan Documents or applicable law in respect of or arising out of the Existing Defaults; provided, however that upon the expiration or termination of the Second Forbearance Period, the agreement of the Fifth Third Parties to forbear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit each of the Fifth Third Parties to exercise immediately its respective rights and remedies under the Loan Agreements, the Lease Agreements and the other Loan Documents, as applicable, and applicable law, including, but not limited to, (i) ceasing to make any further "Revolving Loans" (as defined in the Initial Loan Agreement, as amended hereby) and (ii) accelerating all of the Aggregate Obligations under the Loan Agreements, the Lease Agreements and the other Loan Documents, in each case without any further notice to any Borrower, passage of time or forbearance of any kind.

(c) No Waivers; Reservation of Rights. The Fifth Third Parties have not waived, are not by this Agreement waiving, and have no intention of waiving, any Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof (whether the same or similar to the Existing Defaults or otherwise), and the Fifth Third Parties have not agreed to forbear with respect to any of their rights or remedies concerning any Events of Default (other than, during the Second Forbearance Period, the Existing Defaults to the extent expressly set forth herein) occurring at any time. Subject to Section 3(b) above (solely with respect to the Existing Defaults), the Fifth Third Parties reserve the right, in their discretion, to exercise any or all of their rights and remedies under the Loan Agreements, the Lease Agreements and the other Loan Documents as a result of any other Events of Default occurring at any time. The Fifth Third Parties have not waived any of such rights or remedies, and nothing in this Agreement, and no delay on their part in exercising any such rights or remedies, shall be construed as a waiver of any such rights or remedies.

4. Amendments to Loan Agreements.

(a) Section 1.1 of the Initial Loan Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:

(i) "Budget" has the meaning set forth in the Second Forbearance Agreement.

(b) Section 1.1 of the Initial Loan Agreement is hereby amended by adding the following definitions thereto in appropriate alphabetical order:

(i) "Second Forbearance Agreement" means that certain Second Forbearance Agreement and Amendment dated as of April 18, 2013, and effective as of February 15, 2013, as the same may be amended, supplemented or otherwise modified from time to time.

(ii) "Second Forbearance Closing Date" means April 18, 2013.

(c) Section 2.2B(i) and (ii) of the Initial Loan Agreement is hereby amended and restated in its entirety as follows:

2.2B Revolving Loans.

(i) Commitment; Borrowings. Subject to the terms and conditions set forth herein, Bank agrees to make revolving loans ("Revolving Loans") to Borrowers from time to time in an aggregate principal amount not to exceed $1,500,000 (the "Commitment"), which shall be evidenced by that certain Amended and Restated Revolving Note dated January 15, 2013, executed by Borrowers in favor of Bank. Borrowers may borrow, prepay and reborrow the Revolving Loans; provided that the amount of Revolving Loans outstanding at any one time shall not exceed the Borrowing Availability. Commencing on April 22, 2013, not later than 5 p.m. (eastern time) on Monday of each week, Borrowers shall submit to Bank a written certification, signed by an officer or director of the Borrowers, certifying that no Event of Default (other than the Existing Defaults (as defined in the Second Forbearance Agreement)) has occurred and is continuing, and that any and all Revolving Loans advanced by Bank, have been and shall be used solely to pay the expenses set forth in the Budget as and when such expenses are due and payable. In any given week, Borrowers may not borrow more than the aggregate amount of expenses set forth in the Budget for such week and Borrowers acknowledge and agree that Bank shall have no obligation to advance Revolving Loans (for amounts set forth in the Budget or otherwise) at any time following the occurrence of an Event of Default.

(ii) Interest. The outstanding principal balance of the Revolving Loans (including interest accrued on all additional principal added to the principal balance of the Revolving Loans in accordance with this Section) shall accrue interest at a per annum rate equal to LIBOR plus twelve percent (12.0%), which interest shall be paid and discharged on the first day of each calendar month without the taking of any further action by adding such interest to the principal balance of the Revolving Loans. The aggregate amount of interest added to the principal balance of the Revolving Loan in accordance with this Section shall be due and payable in cash on the earlier of (x) the expiration or termination of the "Second Forbearance Period" (as defined in the Second Forbearance Agreement), (y) the maturity or acceleration of the Revolving Loan (in accordance with Loan Documents or applicable law), or (z) such other date that all other amounts of Obligations are to be paid in full.

(d) Section 1.1 of each of the Loan Agreements is hereby amended by adding the following definitions thereto in the appropriate alphabetical order:

"Commodity Exchange Act"  means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Excluded Swap Obligation" means, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

"Swap Obligation" means any Rate Management Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.

(e) The definition of "Obligations" in Section 1.1 of each of the Loan Agreements is hereby amended by adding the following clause immediately before the period at the end thereof: ", but excluding Excluded Swap Obligations".

5. Covenants; Other Agreements.

(a) Default Interest. Effective as of January 16, 2013, the Loans shall bear interest at a per annum rate equal to the Default Rate. The portion of such interest accruing at five percent (5%) in excess of the rate otherwise applicable (the "Default Margin"), in accordance with Section 2.6 of the Loan Agreements (including, without limitation, an amount equal to $71,919.39 accrued at the Default Margin through April 8, 2013), shall be due and payable in cash on the date on which the Second Forbearance Period expires or is otherwise terminated, and thereafter on demand.

(b) Late Payment Fees. In accordance with Section 3 of the Master Lease Agreement, if Lessees fail to make any payment of "Rent" on the applicable "Rent Payment Date" (as each term is defined in the Master Lease Agreement), a late payment fee equal to five percent (5%) of the amount of any such missed payment(s), shall accrue upon the applicable Rent Payment Date on which Lessees fail to make any payment. All late payment fees accrued in accordance with this Section 5(b) (including, without limitation, an amount equal to $20,805.82 in late fees accrued through April 8, 2013) shall be due and payable in cash on the date on which the Second Forbearance Period expires or is otherwise terminated, and thereafter on demand.

(c) Second Forbearance Fee. Borrowers shall pay to Lender a forbearance fee in an amount equal to $150,000 (the "Second Forbearance Fee") in consideration of the Fifth Third Parties' agreement to forbear from exercising their respective rights and remedies and amend the Fifth Third Documents, in each case on the terms and subject to the conditions set forth herein. Borrowers acknowledge and agree that the Second Forbearance Fee shall be fully earned by Lender upon the execution of this Agreement and shall be to Lender in immediately available funds on or before the Second Forbearance Closing Date.

(d) Consultant. At all times during the Second Forbearance Period, Borrowers shall continue to retain and engage MorrisAnderson & Associates, Ltd. (together with any such other advisor acceptable to Lender, "Consultant"), on terms and conditions (including, without limitation, the scope of engagement) satisfactory to Lender. Borrowers (i) agree to fully cooperate with Consultant, (ii) authorize Consultant to provide to Lender such information and reports from time to time with respect to Borrowers and their financial condition, business, assets, liabilities and prospects, as Lender may request from time to time, and (iii) authorize Consultant to communicate directly with Lender and any consultant retained by Lender, at such times and for such durations as Lender and any consultant of Lender may reasonably request. All fees and expenses of Consultant shall be solely the responsibility of Borrowers and in no event shall Lender have any liability or responsibility for the payment of any such fees or expenses, and Lender shall have no obligation or liability to Borrowers or any other person by reason of any acts or omissions of Consultant.

(e) Cash Flow Forecast; Budget Performance.

(i) The cash flow forecast attached hereto as Exhibit B shall constitute the "Budget". On Thursday of each week, Borrowers shall deliver to Lender an updated thirteen-week cash flow forecast, which cash flow forecast shall be in form and substance acceptable to Lender; provided, however, that for the avoidance of doubt, such updated thirteen-week cash flow forecasts shall not be deemed to amend or supplement the Budget in any way, unless consented to by Lender, in writing. In addition, on Tuesday of each week, Borrowers shall (a) deliver to Lender a certified reconciliation of its actual performance for the week ending on the Friday of the prior week to the forecasted performance set forth in the Budget, which reconciliation shall be in form and substance satisfactory to Lender, and (b) deliver to Lender a narrative setting forth the explanations for any material variances in actual results as compared to forecasted performance).

(ii) Tested as of Sunday, April 21, and each Sunday thereafter (each, a "Budget Test Date"), Borrowers shall (i) generate cash receipts in an amount equal to at least ninety percent (90%) of the aggregate amount set forth in the Budget for the period commencing on Monday, April 15, 2013, and ending on the applicable Budget Test Date, and (ii) make aggregate cash disbursements no greater than ten percent (10%) more than the amount set forth in the Budget for the period commencing on Monday, April 15, 2013, and ending on the applicable Budget Test Date.

(f) Use of Proceeds in Accordance with Budget. With respect to all proceeds of Collateral collected by Borrowers or proceeds of Revolving Loans, Borrowers acknowledge and agree that Borrowers shall only use such proceeds to the extent required to pay those expenses enumerated in the Budget, as and when such expenses become due and payable.

(g) Cash Management. Borrowers shall continue to maintain all of their operating accounts with Lender. On or before the date hereof, (i) Borrowers shall establish the existing NMS account number 7450360925 with Lender as their concentration account (the "Concentration Account") into which all of the cleared funds, in excess of $25,000, from each of the following accounts 7450360958, 7450360974, and 7450382234 are swept on a daily basis, and (ii) Borrowers shall cause all of the cleared funds in the Concentration Account (after giving effect to the transfer of funds pursuant to clause (i) above) in excess of $100,000 to be remitted to Lender on a daily basis for application to the outstanding Revolving Loan balance. Subject to the conditions to funding the Revolving Loans set forth in Section 2.2(B)(i) of the Initial Loan Agreement (as amended hereby) (including, without limitation, the Borrowing Availability), Lender agrees, during the Second Forbearance Period, (y) to make Revolving Loan advances into the Concentration Account up to the aggregate amount of disbursements set forth in the Budget for such week and (z) to the extent that the balance of the Concentration Account is less than $100,000 at the end of any given day, to make a Revolving Loan advance into the Concentration Account in an amount equal to the difference between $100,000 and the balance in the Concentration Account at the end of such day.

(h) Restricted Payments. Unless consented to in writing by Lender, Loan Parties shall not directly, or indirectly, (i) make any distribution or dividend (including stock dividends), whether in cash or otherwise, to or for the benefit of any of its equity holders, affiliates, subsidiaries, predecessors, directors, officers, agents or other representatives, except to the extent set forth in the Budget, (ii) make any advances or loans, whether in cash or otherwise, to any of its equity holders or affiliates, (iii) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (iv) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (v) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any subordinated debt, or (vi) set aside funds for any of the foregoing.

(i) Chief Executive Officer. At all times during the Second Forbearance Period, Kevin Reager (or another individual acceptable to Lender) shall act as the Chief Executive Officer of Borrowers.

(j) Chief Restructuring Officer. At all times during the Second Forbearance Period, Borrowers shall continue to retain the Chief Restructuring Officer pursuant to that certain engagement letter dated November 8, 2012, by and between Borrowers and Kevin Reager.

(k) Lender Advisors. In accordance with Section 13.18 of the Loan Agreements, Section 7(b) of the August Amendment and Section 8(b) of the September Amendment, Loan Parties acknowledge and agree that Borrowers shall reimburse Lender for all costs and expenses reasonably incurred or paid by Lender in connection with the enforcement of any of the Loan Documents, including, without limitation, all fees, costs and expenses of any consultant or other advisor retained by Lender, and acknowledge and agree that such fees, costs and expenses shall constitute Aggregate Obligations under the Loan Agreements and the other Loan Documents. Further, Loan Parties shall fully cooperate with any consultant or other advisor retained by Lenders and shall provide any such consultant or advisor with access to Loan Parties' financial and other information and to Loan Parties' management as may be requested from time to time.

6. Conditions. The effectiveness of the terms and provisions of this Agreement shall be subject to each of the following:

(a) Lender shall have received an original of this Agreement, duly authorized, executed and delivered by each Loan Party;

(b) Borrowers shall have delivered to Lender a thirteen-week cash flow forecast (the "Budget", a copy of which is attached hereto as Exhibit B) in form and substance acceptable to Lender;

(c) Lender shall have received $150,000 in immediately available funds on account of the Second Forbearance Fee set forth in Section 5(a) of this Agreement;

(d) Lender shall have received corporate resolutions duly authorized and executed by the Boards of Directors of each of the Borrowers that authorize the execution of this Agreement and the other documents contemplated hereby; and

(e) no material adverse change in the business, financial condition, operations or performance or properties of Borrowers or any Guarantor shall have occurred from that reflected in the most recent financial statements delivered to the Fifth Third Parties.

7. Representations and Warranties of Borrowers. As a material inducement to the Fifth Third Parties to enter into this Agreement, each Loan Party hereby represents and warrants to the Fifth Third Parties, that both before and after giving effect to the consummation of the transactions contemplated hereby as follows:

(a) Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action on the part of each Borrower; and

(b) No Default. No Default or Event of Default (other than the Existing Defaults) has occurred and is continuing.

8. Miscellaneous.

(a) Additional Events of Default. The parties hereto acknowledge, confirm and agree that any misrepresentation by any Borrower or Guarantor, or any failure of any Borrower or Guarantor to comply with the covenants, conditions and agreements contained in this Agreement, the Loan Agreements, the Lease Agreements, the other Loan Documents, the Guarantees or in any other agreement, document or instrument at any time executed and/or delivered by any Loan Party with, to or in favor of the Fifth Third Parties shall constitute an immediate Event of Default under the Loan Agreements, the Lease Agreements, the other Loan Documents, and the Guarantees without any cure period. In the event any Person, other than the Fifth Third Parties, shall at any time exercise for any reason (including, without limitation, by reason of any Existing Defaults, any other present or future Event of Default, or otherwise) any of its rights or remedies against any Loan Party or any obligor providing credit support for any Loan Party's obligations to such other Person, or against any Loan Party's or such obligor's properties or assets, such event shall constitute an Event of Default hereunder and an Event of Default under the Loan Agreements, the Lease Agreements, the other Loan Documents, and the Guarantees.

(b) Costs and Expenses. Loan Parties absolutely and unconditionally agree to pay to the Fifth Third Parties, jointly and severally, on demand by the Fifth Third Parties at any time, whether or not all or any of the transactions contemplated by this Agreement are consummated: all reasonable fees and disbursements of any counsel to the Fifth Third Parties, any participant of the Fifth Third Parties, or any of their respective directors, officers, employees or agents, that are incurred in good faith (regardless of whether the Fifth Third Parties or such other Person is the prevailing party) in connection with the preparation, negotiation, execution, delivery or enforcement of this Agreement, the Loan Agreements, the Lease Agreements, any other Loan Document, and the Guarantees, including, without limitation, with respect to any investigation, litigation, or proceeding related to this Agreement, the Loan Agreements, the Lease Agreements, the Guarantees or any other Loan Document or the use of the proceeds of the credit provided under the Loan Agreements or the Lease Agreements or any act, omission, event or circumstance in any manner related thereto. For the avoidance of doubt, Loan Parties acknowledge and agree that an Event of Default shall occur if Loan Parties fail to pay (within five (5) Business Days of written notice from the Fifth Third Parties) all reasonable costs and expenses (including, without limitation, legal costs and expenses) incurred by the Fifth Third Parties in connection with the negotiation, preparation, execution or enforcement of this Agreement.

(c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to conflict of laws principles to the extent that the application of the laws of another jurisdiction would be required thereby.

(d) Consent to Jurisdiction and Venue. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE LOAN AGREEMENTS, THE LEASE AGREEMENTS OR THE OTHER LOAN DOCUMENTS, LOAN PARTIES HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS AND OAKLAND COUNTY, MICHIGAN SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN LOAN PARTIES, ON THE ONE HAND, AND ANY FIFTH THIRD PARTY, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR THE LOAN AGREEMENTS, THE LEASE AGREEMENTS, THE GUARNATEES OR THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE LOAN AGREEMENTS, THE LEASE AGREEMENTS, THE GUARANTEES OR ANY OF THE OTHER LOAN DOCUMENTS; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE FIFTH THIRD PARTIES FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE AGGREGATE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE AGGREGATE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE FIFTH THIRD PARTIES. LOAN PARTIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTIONS IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND LOAN PARTIES HEREBY WAIVE ANY OBJECTION WHICH THEY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. LOAN PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THE LOAN AGREEMENTS AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ANY LOAN PARTY'S ACTUAL RECEIPT THEREOF OR FIVE (5) DAYS AFTER THE SAME HAS BEEN POSTED.

(e) Counterparts. This Agreement and all other instruments, agreements or documents provided for herein or delivered or to be delivered hereunder or in connection herewith may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement, instrument or document.

(f) Ratification. The terms and provisions set forth in this Agreement shall modify and supersede all inconsistent terms and provisions of the Loan Agreements and/or the Lease Agreements, as applicable, and shall not be deemed to be a consent to the modification of or waiver of any other term or condition of the Loan Agreements or the Lease Agreements. Except to the extent herein expressly modified, the Loan Agreements, the Lease Agreements and each of the other Loan Documents shall remain in full force and effect and each such Loan Document is hereby ratified in all respects.

(g) Reference to Loan Agreements/Lease Agreements. On and after the effectiveness of the amendments accomplished hereby, each reference in the Loan Agreements or the Lease Agreements to "the Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Loan Agreements or the Lease Agreements, as applicable, in any note and in any Loan Document, or other agreements, documents or other instruments executed and delivered pursuant to the Loan Agreements or the Lease Agreements, shall mean and be a reference to the Loan Agreements or the Lease Agreements, as applicable, to the extent modified by this Agreement.

(h) Successors. This Agreement shall be binding upon the Loan Parties, the Fifth Third Parties and their respective successors and assigns, and shall inure to the benefit of the Loan Parties, the Fifth Third Parties and their respective successors and assigns.

(i) Release.

(i) In consideration of the agreements of the Fifth Third Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Loan Parties, on behalf of itself and its successors and assigns, and its present and former members, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (each Loan Party and all such other Persons being hereinafter referred to collectively as the "Releasing Parties" and individually as a "Releasing Party"), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Fifth Third Parties, and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (the Fifth Third Parties and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Releasing Party may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Agreement, the Loan Agreements, the Lease Agreements, the Guarantees, any of the other Loan Documents or any of the transactions hereunder or thereunder.

(ii) Loan Parties understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(iii) Loan Parties agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(j) Covenant Not to Sue. Each of the Releasing Parties hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to Section 8(i)(i) above. If any Releasing Party violates the foregoing covenant, each of the Loan Parties, for itself and their successors and assigns, and its present and former members, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable attorneys' fees and costs incurred by any Releasee as a result of such violation.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

LOAN PARTIES: GLOBAL AXCESS CORP., a Nevada corporation By: /s/ Kevin L. Reager_______________________ Name: Kevin L. Reager_______________________ Title: President & CEO_______________________

NATIONWIDE MONEY SERVICES INC., a Nevada corporation By: /s/ Kevin L. Reager_______________________ Name: Kevin L. Reager_______________________ Title: President & CEO_______________________

nationwide ntertainment services, inc.,
a Nevada corporation

By: /s/ Kevin L. Reager_______________________
Name: Kevin L. Reager_______________________
Title: President & CEO_______________________

eft integration, inc.,
a Florida corporation

By: /s/ Kevin L. Reager_______________________
Name: Kevin L. Reager_______________________
Title: President & CEO_______________________

INSTA VIDEO, inc.,
a Nevada corporation

By: /s/ Kevin L. Reager_______________________
Name: Kevin L. Reager_______________________
Title: President & CEO_______________________

Signature Page to Second Forbearance Agreement

FIFTH THIRD PARTIES: FIFTH THIRD BANK By: /s/ Steven J. Englehart_____________________ Name: Steven J. Englehart____________________ Title: Vice President_________________________

FIFTH THIRD EQUIPMENT FINANCE COMPANY (F/K/A/ THE FIFTH THIRD LEASING COMPANY)

By: /s/ Steven J. Englehart_____________________
Name: Steven J. Englehart____________________
Title: Vice President_________________________
Signature Page to Second Forbearance Agreement

EXHIBIT A

Existing Defaults

1.	Event of Default under Section 8(a) of the Amendment dated September 28, 2012 (the “Amendment”) by and among Borrowers and the Fifth Third Parties, amending the Loan Agreements and the Lease Agreements, as a result of the Borrowers failure to receive an equity contribution on or before October 31, 2012, as required by Section 5(b) of the Amendment.

2.	Events of Default under Section 16(a) of the Master Lease as a result of the Lessees' failure to satisfy the financial covenant under Section 12(e) thereof, for the periods ending September 30, 2012 and December 31, 2012.

3.	Events of Default under Section 16(a) of the Master Lease as a result of the Lessees; failure to satisfy the financial covenant under Section 12(f) thereof, for the periods ending September 30, 2012 and December 31, 2012.

4.	Anticipated Event of Default under Section 16(a) of the Master Lease as a result of the Lessees' failure to satisfy the financial covenant under Section 12(e) thereof, for the period ending March 31, 2013.

5.	Anticipated Event of Default under Section 16(a) of the Master Lease as a result of the Lessees; failure to satisfy the financial covenant under Section 12(f) thereof, for the period ending March 31, 2013.

6.	Events of Default under Section 11.3 of the Initial Loan Agreement as a result of the Borrowers' failure to satisfy the financial covenant under Section 10.2 thereof, for the periods ending September 30, 2012 and December 31, 2012.

7.	Events of Default under Section 11.3 of the Initial Loan Agreement as a result of the Borrowers; failure to satisfy the financial covenant under Section 10.3 thereof, for the periods ending September 30, 2012 and December 31, 2012.

8.	Anticipated Event of Default under Section 11.3 of the Initial Loan Agreement as a result of the Borrowers' failure to satisfy the financial covenant under Section 10.2 thereof, for the period ending March 31, 2013.

9.	Anticipated Event of Default under Section 11.3 of the Initial Loan Agreement as a result of the Borrowers; failure to satisfy the financial covenant under Section 10.3 thereof, for the period ending March 31, 2013

10.	Events of Default under Section 11.5 of each of the other Loan Agreements as a result of the occurrence of the foregoing Events of Default, each of which constitutes a separate Event of Default.

11.	Anticipated Events of Default under Section 11.1 of each of the Loan Agreements as a result of Borrower's failure to make the principal payments with respect to the Loans that are due on November 1, 2012, November 18, 2012, December 1, 2012, December 18, 2012, January 1, 2013, January 18, 2013, February 1, 2013, February 18, 2013, March 1, 2013, March 18, 2013, April 1, 2013, April 18, 2013, May 1, 2013, May 18, 2013, and June 1, 2013, each of which constitutes a separate Event of Default.

12.	Anticipated Events of Default under Section 16(a) of the Master Lease as a result of Lessees' failure to pay the Rent due on November 1, 2012, December 1, 2012, January 1, 2013, February 1, 2013, March 1, 2013, April 1, 2013, May 1, 2013 and June 1, 2013, as required pursuant to Equipment Schedule No. 001 and Equipment Schedule 002, each of which constitutes a separate Event of Default.

13.	Anticipated Events of Default under Section 16(a) of the Master Lease as a result of the Lessees' failure to pay the Rent due on February 2, 2013, March 2, 2013, April 2, 2013, May 1, 2013 and June 1, 2013, as required pursuant to Equipment Schedule Nos. 003-006, each of which constitutes a separate Event of Default.

EXHIBIT B

Budget

[See Attached]